EXHIBIT 10.1

MONRO MUFFLER BRAKE, INC.

AMENDMENT TO 2007 STOCK INCENTIVE PLAN

WHEREAS, the Board has received a report from the Chairman of the Compensation Committee (the “Committee”), advising that, subject the approval of the stockholders of Monro, the Committee recommends that the 2007 Stock Incentive Plan (the “2007 Plan”) be amended to provide for an increase in the number of shares to be made available for Awards (as defined in the Plan) thereunder;

WHEREAS, the Board believes that amending the 2007 Plan is in the best interests of the Company and its stockholders such that it will provide a further mechanism through which employees and directors may acquire a more direct stake in the future welfare of the Company and to encourage these individuals to remain with the Company and its subsidiaries; and

WHEREAS, pursuant to Article 11 of the Plan, the Board may amend the 2007 Plan provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company’s stockholders;

NOW, THEREFORE, IT IS HEREBY, RESOLVED, that the 2007 Plan be amended, effective August 10, 2010, subject to ratification of the stockholders of the Company, to provide as follows:

1.	The first sentence of Section 2.2 of the Plan is hereby amended to increase the maximum number of shares available under the Plan by an additional 1,000,000.

2.	The Plan, except as otherwise set forth herein, shall remain in full force and effect in all other respects.